Exhibit 1

FIRST AMENDMENT TO RIGHTS AGREEMENT

Amendment, dated as of November 2, 2006, between Stellent, Inc., a Minnesota corporation (the “Company”), and Wells Fargo Bank Minnesota, N.A. as Rights Agent (the “Rights Agent”), to the Rights Agreement dated as of May 29, 2002 (the “Rights Agreement”).

Recitals

A.            This Amendment is entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”), among the Company, Oracle Systems Corporation, a Delaware corporation (“Parent”), and Star Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), with respect to a merger of Merger Subsidiary with and into the Company (the “Merger”).

B.            Pursuant to the Merger Agreement, the Merger would be preceded by a tender offer by Merger Subsidiary for all outstanding shares of common stock of the Company (the “Offer”).

C.            As a condition to the willingness of Parent and Merger Subsidiary to enter into the Merger Agreement, certain directors and officers of the Company have entered into the Tender and Support Agreement and the related Escrow Agreement (each, as defined in the Merger Agreement).

D.            Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of that section.

E.             The Board of Directors of the Company has approved the Merger Agreement, the Merger, the Offer (and the acquisition of shares of Company common stock pursuant to the Offer), and the other transactions contemplated by the Merger Agreement.

F.             To induce Parent and Merger Subsidiary to enter into the Merger Agreement, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement to exempt the execution of the Merger Agreement, the commencement of the Offer, the execution of the Tender and Support Agreement and the Escrow Agreement, the consummation of the Offer and the Merger, and all other transactions contemplated by the Merger Agreement and the Tender and Support Agreement from the application of the Rights Agreement.

Amendment

This Amendment amends the Rights Agreement as follows:

1.            Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

2.             The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

Notwithstanding anything in this Agreement to the contrary, no Person shall be deemed to be or become an Acquiring Person by reason of (i) the execution and delivery of the Agreement and Plan of Merger, dated as of

November 2, 2006, among Oracle Systems Corporation, a Delaware corporation (“Parent”), Star Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), and the Company (as such agreement may be amended from time to time, the “Merger Agreement”) or the execution of any amendment thereto, (ii) the execution and delivery of the Tender and Support Agreement (as defined in the Merger Agreement) (as such agreement may be amended from time to time, the “Tender and Support Agreement”) and the related Escrow Agreement (as defined in the Merger Agreement) (as such agreement may be amended from time to time, the “Escrow Agreement”), or the execution of any amendment thereto, (iii) the acquisition of beneficial ownership of shares of common stock of the Company by Parent, Merger Subsidiary, or any Affiliate of Parent or Merger Subsidiary pursuant to the Offer (as defined in the Merger Agreement) (the “Offer”), the Top-Up Option (as defined in the Merger Agreement) (the “Top-Up Option”), the Merger (as defined in the Merger Agreement) (the “Merger”), the Tender and Support Agreement or the Escrow Agreement, or (iv) the consummation of any other transaction contemplated by the Merger Agreement, the Tender and Support Agreement or the Escrow Agreement.

3.             The definition of “Section 13 Event” set forth in Section 1(m) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

Notwithstanding anything in this Agreement to the contrary, a Section 13 Event shall be deemed not to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, the Tender and Support Agreement or the Escrow Agreement, (ii) the consummation of the Offer, the Top-Up Option or the Merger, or (iii) the consummation of any other transaction contemplated by the Merger Agreement, the Tender and Support Agreement or the Escrow Agreement.

4.             The definition of “Shares Acquisition Date” set forth in Section 1(n) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall be deemed not to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, the Tender and Support Agreement or the Escrow Agreement, (ii) the consummation of the Offer, the Top-up Option or the Merger, or (iii) the consummation of any other transaction contemplated by the Merger Agreement, the Tender and Support Agreement or the Escrow Agreement.

5.            Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

Notwithstanding anything else set forth in this Agreement, no Distribution Date shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, the Tender and Support Agreement or the Escrow Agreement, (ii) the consummation of the Offer, the Top-Up Option or the Merger, or (iii) the consummation of any other transaction contemplated by the Merger Agreement, the Tender and Support Agreement or the Escrow Agreement.

6.            Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

(a)           Subject to Section 11(a)(ii), the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided in this Agreement) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly completed and executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one-hundredth of a Preferred Share as to which the Rights are exercised, before the earliest of:

(i)            the Close of Business on June 13, 2012;

(ii)           the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”);

(iii)          the time at which such Rights are exchanged as provided in Section 24; or

(iv)          the time immediately prior to the effective time of the Merger, as such time is determined pursuant to Section 3.02(b) of the Merger Agreement (the earlier to occur of the events described in clauses (i) and (iv) of this section shall be referred to as the “Final Expiration Date”).

7.            Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

Notwithstanding anything else set forth in this Agreement, no event requiring an adjustment under this Section 11(a)(ii) shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, the Tender and Support Agreement or the Escrow Agreement, (ii) the consummation of the Offer, the Top-Up Option or the Merger, or (iii) the consummation of any other transaction contemplated by the Merger Agreement, the Tender and Support Agreement or the Escrow Agreement.

8.             Sections 13(d) and 13(e) of the Rights Agreement are hereby amended and restated to read in its entirety as follows:

(d)          The Company shall not enter into any transaction of the kind referred to in this Section 13 (other than the Merger) if at the time of such transaction there are any rights, warrants, instruments, or securities outstanding or any agreements or arrangements that, as a result of the consummation of such transaction, would eliminate or substantially diminish the benefits intended to be afforded by the Rights.

(e)          The provisions of this Section 13 shall similarly apply to successive mergers, consolidations, statutory share exchanges, sales, or other transfers (in each case, other than the Merger).

9.            Section 15 of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy, or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement, the Tender and Support Agreement or the Escrow Agreement.

10.           New Section 34 is added to the end of the Rights Agreement to read in its entirety as follows:

Section 34.  Merger Agreement.  Notwithstanding any other provision of this Agreement, (i) the execution and delivery of the Merger Agreement or the execution of any amendment thereto, (ii) the execution and delivery of the Tender and Support Agreement and the Escrow Agreement or the execution of any amendment thereto, (iii) the acquisition of beneficial ownership of shares of common stock of the Company by Parent, Merger Subsidiary, or any Affiliate of Parent or Merger Subsidiary pursuant to the Offer, the Top-Up Option, the Merger, the Tender and Support Agreement or the Escrow Agreement, or (iv) the consummation of any other transaction contemplated by the Merger Agreement, the Tender and Support Agreement or the Escrow Agreement shall result in a Section 11(a)(ii) Event or a Section 13 Event or in any way permit any Rights to be exercised pursuant to Section 11(a)(ii), Section 13, or otherwise for any capital stock, whether Common Shares, Preferred Shares, or other preferred stock, nor will such execution, acquisition, or consummation result in the occurrence of a Shares Acquisition Date, a Distribution Date, or any other separation of the Rights from the underlying Common Shares or require or permit the Rights to be evidenced by, or to be transferable pursuant to, certificates separate from certificates for the Common Shares of the Company, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of the Rights, including giving the holders of the Rights the right to acquire any capital stock, cash, or other property of any party to the Merger Agreement or any Affiliate of Parent or Merger Sub.  Notwithstanding any other provision of this Agreement, this Agreement shall be inapplicable to the events described in clauses (i) through (iv) above, and all Rights issued and outstanding under the Rights Agreement shall expire immediately prior to the effective time of the Merger.

11.           This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute the same instrument.

12.           This Amendment shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

[Signature Page Follows]

In Witness Whereof, this Amendment has been duly executed by the Company and the Rights Agent as of the date first written above.

STELLENT, INC.

By:	/s/ Darin P. McAreavey
Name: Darin P. McAreavey
	Title:	Executive Vice President,
Chief Financial Officer,
Treasurer and Secretary

WELLS FARGO BANK MINNESOTA, N.A.

By:	/s/ Becky Paulson
Name: Becky Paulson
Title: Officer